Exhibit 99.1

Investor Contact: Media Contact:
Andy Milevoj press@1800flowers.com
investors@1800flowers.com

1-800-FLOWERS.COM, Inc. Reports Fiscal 2026 Second Quarter Results

Reports Revenue of $702.2 million and Net Income of $70.6 million

Generates Adjusted EBITDA1 of $98.1 million

Provides Outlook for the Second Half of Fiscal Year 2026

Jericho, NY, January 29, 2026 – 1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), a leading provider of thoughtful expressions designed to help inspire customers to give more, connect more, and build more and better relationships, today reported results for its Fiscal 2026 second quarter ended December 28, 2025.

“Our teams remained focused on executing against our key strategic priorities throughout the holiday period, which continues to reflect the early stages of our broader transformation,” said Adolfo Villagomez, Chief Executive Officer. “While the topline impact of our initiatives will take time as we address structural challenges within the business, we made solid progress in the second quarter on our cost-optimization and organizational-streamlining efforts, including meaningful steps toward transforming our structure into a more functional and efficient organization. These actions are strengthening our operating foundation and better positioning the Company to achieve sustainable, profitable growth. I am proud of how our teams supported our customers and advanced the operational improvements and strategic priorities that are essential to our long-term success.”

Fiscal 2026 Second Quarter Performance
•Total consolidated revenues decreased 9.5% to $702.2 million, compared with the prior year period, mainly due to a strategic shift that is focused on improving marketing effectiveness and profitability.

•Gross profit margin decreased 120 basis points to 42.1%, compared with 43.3% in the prior year period, primarily due to deleveraging on the sales decline.

•Operating expenses decreased $23.4 million to $221.1 million, compared with the prior year period, primarily due to lower marketing and labor costs. Excluding non-recurring charges and the impact of the Company’s non-qualified deferred compensation plan in both periods, operating expenses declined $25.9 million as compared with the prior year to $213.2 million.

•Net income for the quarter was $70.6 million, or $1.10 per diluted share, as compared to a net income of $64.3 million, or $1.00 per share, in the prior year period.
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•Adjusted net income1 was $76.7 million, or $1.20 per diluted share, compared with an Adjusted Net income1 of $69.2 million, or $1.08 per share, in the prior year period.

•Adjusted EBITDA1 for the quarter was $98.1 million, compared with Adjusted EBITDA1 of $116.3 million in the prior year period.

(1)Refer to “Definitions of Non-GAAP Financial Measures” and the tables attached at the end of this press release for reconciliation of non-GAAP results to applicable GAAP results.

Segment Results
The Company provides Fiscal 2026 second quarter selected financial results for its Gourmet Foods & Gift Baskets, Consumer Floral & Gifts, and BloomNet® segments in the tables attached to this release and as follows:

•Gourmet Foods & Gift Baskets: For the quarter, revenues declined 3.8% to $499.0 million, as compared with the prior year period. Gross profit margin decreased 120 basis points from the prior year period to 42.3% due to deleveraging on the sales decline and increased tariff, commodity and shipping costs. The segment contribution margin1 was $105.3 million, compared with segment contribution margin of $111.4 million in the prior year period, excluding severance and system implementation costs.

•Consumer Floral & Gifts: For the quarter, revenues declined 22.7% to $181.2 million, as compared with the prior year period. Gross profit margin decreased 180 basis points from the prior year period to 40.1% due to deleveraging on the sales decline, as well as higher tariff and commodity costs. The segment contribution margin1 was $16.6 million, compared with $21.6 million in the prior year period, excluding severance costs.

•BloomNet: For the quarter, revenues decreased 3.1% to $22.1 million, as compared with the prior year period. Gross profit margin remained consistent with the prior year period at 50.9%. The segment contribution margin1 was $6.4 million, compared with $7.5 million in the prior year period, excluding severance costs.

Fiscal Year 2026 Outlook
The Company views Fiscal Year 2026 as a pivotal period of foundation setting. By transforming 1-800-Flowers.com, Inc. into a customer-centric, data-driven organization with clear objectives and ROI-focused decision making, the Company aims to position itself to fuel future growth.

For the second half of Fiscal Year 2026, the Company expects revenue to decline in the low double-digit range, reflecting a continued focus on improving marketing contribution margin, the impact of changes to search engine results page, including increased paid placements and AI-driven content, which negatively impacted organic visibility and direct traffic, and tougher comparisons following higher levels of less efficient marketing spend in the prior year.

For the second half of Fiscal Year 2026, the Company expects Adjusted EBITDA1 to decline slightly compared to the prior year. On a normalized basis for the second half of Fiscal Year 2026, Adjusted EBITDA1 is expected to increase slightly year over year, which excludes approximately $12 million of anticipated incentive compensation and consultant costs incurred in the period. Ongoing cost-optimization initiatives and organizational-streamlining efforts are expected to help offset topline pressure.

The Company’s strategic priorities are focused on positioning the organization for long-term growth. These priorities include:
•driving cost savings and organizational efficiency,
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•building a customer-centric and data-driven organization,
•broadening our reach beyond our e-commerce sites into new channels, and
•strengthening our team through enhanced talent and accountability.

With a renewed commitment to agility and customer-centricity, the Company believes these foundational steps will set the stage for sustainable revenue and profit growth in the years to come.

Conference Call
The Company will conduct a conference call to discuss its financial results today, January 29, 2026, at 8:00 a.m. (ET). The conference call will be webcast from the Investors section of the Company’s website at www.1800flowersinc.com. A recording of the call will be posted on the Investors section of the Company’s website within two hours of the call’s completion.

Definitions of non-GAAP Financial Measures:
We sometimes use financial measures derived from consolidated financial information, but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Certain of these are considered "non-GAAP financial measures" under the U.S. Securities and Exchange Commission rules. Non-GAAP financial measures referred to in this document are either labeled as “non-GAAP,” “adjusted” or designated as such with a “1”. See below for definitions and the reasons why we use these non-GAAP financial measures. Where applicable, see the Selected Financial Information below for reconciliations of these non-GAAP measures to their most directly comparable GAAP financial measures. Reconciliations for forward-looking figures would require unreasonable efforts at this time because of the uncertainty and variability of the nature and amount of certain components of various necessary GAAP components, including, for example, those related to compensation, tax items, amortization or others that may arise during the year, and the Company’s management believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The lack of such reconciling information should be considered when assessing the impact of such disclosures.

EBITDA and Adjusted EBITDA:
We define EBITDA as net income (loss) before interest, taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA adjusted for the impact of stock-based compensation, Non-Qualified Deferred Compensation Plan (“NQDC”) investment appreciation/depreciation, and for certain items affecting period-to-period comparability. See Selected Financial Information for details on how EBITDA and Adjusted EBITDA were calculated for each period presented. The Company presents EBITDA and Adjusted EBITDA because it considers such information meaningful supplemental measures of its performance and believes such information is frequently used by the investment community in the evaluation of similarly situated companies. The Company uses EBITDA and Adjusted EBITDA as factors to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company's credit agreement uses EBITDA and Adjusted EBITDA-related items to determine its interest rate and to measure compliance with certain covenants. EBITDA and Adjusted EBITDA are also used by the Company to evaluate and price potential acquisition candidates. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations are: (a) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Adjusted EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

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Segment Contribution Margin and Adjusted Segment Contribution Margin:
We define Segment Contribution Margin as earnings before interest, taxes, depreciation, and amortization, before the allocation of corporate overhead expenses. Adjusted Segment Contribution Margin is defined as Segment Contribution Margin adjusted for certain items affecting period-to-period comparability. See Selected Financial Information for details on how Segment Contribution Margin and Adjusted Segment Contribution Margin were calculated for each period presented. When viewed together with our GAAP results, we believe Segment Contribution Margin and Adjusted Segment Contribution Margin provide management and users of the financial statements meaningful information about the performance of our business segments. Segment Contribution Margin and Adjusted Segment Contribution Margin are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of Segment Contribution Margin and Adjusted Segment Contribution Margin is that they are an incomplete measure of profitability as they do not include all operating expenses or non-operating income and expenses. Management compensates for this limitation when using these measures by looking at other GAAP measures, such as Operating Income and Net Income.

Adjusted Net Income (Loss) and Adjusted or Comparable Net Income (Loss) Per Common Share:
We define Adjusted Net Income (Loss) and Adjusted or Comparable Net Income (Loss) Per Common Share as Net Income (Loss) and Net Income (Loss) Per Common Share adjusted for certain items affecting period-to-period comparability. See Selected Financial Information below for details on how Adjusted Net Income (Loss) Per Common Share and Adjusted or Comparable Net Income (Loss) Per Common Share were calculated for each period presented. We believe that Adjusted Net Income (Loss) and Adjusted or Comparable Net Income (Loss) Per Common Share are meaningful measures because they increase the comparability of period-to-period results. Since these are not measures of performance calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, GAAP Net Income (Loss) and Net Income (Loss) Per Common Share, as indicators of operating performance and they may not be comparable to similarly titled measures employed by other companies.

Free Cash Flow:
We define Free Cash Flow as net cash provided by (used in) operating activities less capital expenditures. The Company considers Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of fixed assets, which can then be used to, among other things, invest in the Company’s business, make strategic acquisitions, strengthen the balance sheet, and repurchase stock or retire debt. Free Cash Flow is a liquidity measure that is frequently used by the investment community in the evaluation of similarly situated companies. Since Free Cash Flow is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. A limitation of the utility of Free Cash Flow as a measure of financial performance is that it does not represent the total increase or decrease in the Company's cash balance for the period.

About 1-800-FLOWERS.COM, Inc.
1-800-FLOWERS.COM, Inc. is a leading provider of thoughtful expressions designed to help inspire customers to share more, connect more, and build more and better relationships. The Company’s e-commerce business platform features an all-star family of brands, including: 1-800-Flowers.com®, 1-800-Baskets.com®, Card Isle®, Cheryl’s Cookies®, Harry & David®, PersonalizationMall.com®, Shari’s Berries®, FruitBouquets.com®, Things Remembered®, Moose Munch®, The Popcorn Factory®, Wolferman’s Bakery®, Vital Choice®, Simply Chocolate® and Scharffen Berger®. Through the Celebrations Passport® loyalty program, which provides members with free standard shipping and no service charge on eligible products across our portfolio of brands, 1-800-FLOWERS.COM, Inc. strives to deepen relationships with customers. The Company also operates BloomNet®, an international floral and gift industry service provider offering a broad-range of products and services designed to help members grow their businesses profitably; Napco℠, a resource for floral gifts and seasonal décor; and DesignPac®,
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a manufacturer of gift baskets and towers. 1-800-FLOWERS.COM, Inc. was recognized among America’s Most Trustworthy Companies by Newsweek for 2024. 1-800-FLOWERS.COM, Inc. was also recognized as one of America’s Most Admired Workplaces for 2025 by Newsweek and was named to the Fortune 1000 list in 2022. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS. For more information, visit 1800flowersinc.com.

FLWS-COMP
FLWS-FN

Special Note Regarding Forward Looking Statements:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or forecasts concerning future events; they do not relate strictly to historical or current facts. Such statements can generally be identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “foresee,” “forecast,” “likely,” “should,” “will,” “target,” or similar words or phrases. These forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, but not limited to, statements relating to future actions; the Company’s ability to leverage its operating platform and reduce its operating expense ratio; its ability to successfully integrate acquired businesses and assets; its ability to successfully execute its strategic priorities; its ability to cost effectively acquire and retain customers and drive purchase frequency; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce promotional activities and achieve more efficient marketing programs; and general consumer sentiment and industry and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. The Company cannot guarantee that any forward-looking statement will be realized. Achievement of future results is subject to risk, uncertainties and potentially inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether because of new information, future events or otherwise, made in this release or in any of its SEC filings. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties. For a more detailed description of these and other risk factors, refer to the Company’s SEC filings, including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

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1-800-FLOWERS.COM, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	December 28, 2025	June 29, 2025
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$193,337	$46,502
Trade receivables, net	55,666	21,693
Inventories	148,884	177,127
Prepaid and other	19,393	37,405
Total current assets	417,280	282,727

Property, plant and equipment, net	204,623	215,596
Operating lease right-of-use assets	100,477	107,476
Goodwill	37,625	37,625
Trademarks with indefinite lives	86,673	86,673
Other intangibles, net	1,875	2,691
Other assets	44,507	39,829
Total assets	$893,060	$772,617

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable	$123,149	$74,581
Accrued expenses	168,901	109,887
Current maturities of long-term debt	24,000	21,000
Current portion of long-term operating lease liabilities	16,711	15,918
Total current liabilities	332,761	221,386

Long term debt, net	123,470	134,764
Long-term operating lease liabilities	93,552	99,644
Deferred tax liabilities, net	6,776	6,679
Other liabilities	46,800	41,862
Total liabilities	603,359	504,335
Total stockholders’ equity	289,701	268,282
Total liabilities and stockholders’ equity	$893,060	$772,617

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1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Operations
(in thousands, except for per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	December 28, 2025	December 29, 2024	December 28, 2025	December 29, 2024
Net revenues:
E-Commerce	$595,666	$677,326	$764,680	$870,500
Other	106,513	98,166	152,699	147,082
Total net revenues	702,179	775,492	917,379	1,017,582
Cost of revenues	406,713	439,899	545,151	589,670
Gross profit	295,466	335,593	372,228	427,912
Operating expenses:
Marketing and sales	156,068	187,003	225,173	269,100
Technology and development	14,438	15,973	28,588	31,612
General and administrative	37,066	27,410	68,184	55,936
Depreciation and amortization	13,569	14,130	26,471	27,168
Total operating expenses	221,141	244,516	348,416	383,816
Operating income	74,325	91,077	23,812	44,096
Interest income	(122)	(484)	(433)	(1,144)
Interest expense	6,208	4,880	10,829	8,900
Other income, net	(1,871)	(1,164)	(4,218)	(2,931)
Income before income taxes	70,110	87,845	17,634	39,271
Income tax (benefit) expense	(443)	23,497	38	9,113
Net income	$70,553	$64,348	$17,596	$30,158

Basic net income per common share	$1.11	$1.01	$0.28	$0.47

Diluted net income per common share	$1.10	$1.00	$0.28	$0.47

Weighted average shares used in the calculation of net income per common share
Basic	63,816	63,836	63,723	64,017

Diluted	63,965	64,306	63,913	64,501

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1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statement of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended
	December 28, 2025	December 29, 2024
Operating Activities:
Net income	$17,596	$30,158
Adjustments to reconcile net income to net cash provided by operating activities, net of acquisitions:
Depreciation and amortization	26,471	27,168
Amortization of deferred financing costs	706	361
Deferred income taxes	421	(1,496)
Bad debt expense	62	131
Stock-based compensation	4,607	6,108
Other non-cash items	(392)	(412)
Changes in operating items, net of acquisitions:
Trade receivables	(30,380)	(43,400)
Inventories	28,243	20,446
Prepaid and other	18,013	5,850
Accounts payable and accrued expenses	103,602	104,671
Other assets and liabilities	1,960	1,722
Net cash provided by operating activities	170,909	151,307

Investing activities:
Acquisitions, net of cash acquired	—	(3,000)
Capital expenditures	(14,290)	(23,023)
Net cash used in investing activities	(14,290)	(26,023)

Financing activities:
Acquisition of treasury stock	(784)	(7,683)
Proceeds from exercise of employee stock options	—	182
Proceeds from bank borrowings	175,000	110,000
Repayment of bank borrowings	(184,000)	(140,000)
Net cash used in financing activities	(9,784)	(37,501)

Net change in cash and cash equivalents	146,835	87,783
Cash and cash equivalents:
Beginning of period	46,502	159,437
End of period	$193,337	$247,220
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1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information - Category Information
(dollars in thousands)
(unaudited)

	Three Months Ended
	December 28, 2025	Restructuring cost/Severance	As adjusted (non-GAAP) December 28, 2025	December 29, 2024	System Implementation Costs	As adjusted (non-GAAP) December 29, 2024	% Change
Net revenues:
Consumer Floral & Gifts	$181,245	$—	$181,245	$234,349	$—	$234,349	(22.7)%
BloomNet	22,124	—	22,124	22,837	—	22,837	(3.1)%
Gourmet Foods & Gift Baskets	498,989	—	498,989	518,454	—	518,454	(3.8)%
Corporate	89	—	89	113	—	113	(21.2)%
Intercompany eliminations	(268)	—	(268)	(261)	—	(261)	(2.7)%
Total net revenues	$702,179	$—	$702,179	$775,492	$—	$775,492	(9.5)%
Gross Profit:
Consumer Floral & Gifts	$72,757	—	$72,757	$98,288	—	$98,288	(26.0)%
	40.1%		40.1%	41.9%		41.9%

BloomNet	11,267	—	11,267	11,624	—	11,624	(3.1)%
	50.9%		50.9%	50.9%		50.9%

Gourmet Foods & Gift Baskets	211,254	—	211,254	225,390	1,992	227,382	(7.1)%
	42.3%		42.3%	43.5%		43.9%

Corporate	188	—	188	291	—	291	(35.4)%
	211.2%		211.2%	257.5%		257.5%
Total gross profit	$295,466	$—	$295,466	$335,593	$1,992	$337,585	(12.5)%
	42.1%		42.1%	43.3%		43.5%

EBITDA (non-GAAP)
Segment Contribution Margin (non-GAAP) (a)
Consumer Floral & Gifts	$15,536	$1,108	$16,644	$21,587	$—	$21,587	(22.9)%
BloomNet	6,160	248	6,408	7,460	—	7,460	(14.1)%
Gourmet Foods & Gift Baskets	103,471	1,813	105,284	107,277	4,166	111,443	(5.5)%
Segment Contribution Margin Subtotal	125,167	3,169	128,336	136,324	4,166	140,490	(8.7)%
Corporate (b)	(37,273)	2,910	(34,363)	(31,117)	2,141	(28,976)	(18.6)%
EBITDA (non-GAAP)	87,894	6,079	93,973	105,207	6,307	111,514	(15.7)%
Add: Stock-based compensation	2,295	—	2,295	3,629	—	3,629	(36.8)%
Add: Compensation charge related to NQDC Plan investment appreciation	1,850	—	1,850	1,135	—	1,135	63.0%
Adjusted EBITDA (non-GAAP)	$92,039	$6,079	$98,118	$109,971	$6,307	$116,278	(15.6)%

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1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information - Category Information
(dollars in thousands)
(unaudited)

	Six Months Ended
	December 28, 2025	Restructuring cost/Severance	As adjusted (non-GAAP) December 28, 2025	December 29, 2024	System Implementation Costs	As adjusted (non-GAAP) December 29, 2024	% Change
Net revenues:
Consumer Floral & Gifts	$296,675	$—	$296,675	$369,529	$—	$369,529	(19.7)%
BloomNet	45,249	—	45,249	45,912	—	45,912	(1.4)%
Gourmet Foods & Gift Baskets	575,773	—	575,773	602,457	—	602,457	(4.4)%
Corporate	157	—	157	202	—	202	(22.3)%
Intercompany eliminations	(475)	—	(475)	(518)	—	(518)	8.3%
Total net revenues	$917,379	$—	$917,379	$1,017,582	$—	$1,017,582	(9.8)%
Gross Profit:
Consumer Floral & Gifts	$116,501	—	$116,501	$152,217	—	$152,217	(23.5)%
	39.3%		39.3%	41.2%		41.2%

BloomNet	22,297	—	22,297	23,152	—	23,152	(3.7)%
	49.3%		49.3%	50.4%		50.4%

Gourmet Foods & Gift Baskets	233,215	—	233,215	252,234	1,992	254,226	(8.3)%
	40.5%		40.5%	41.9%		42.2%

Corporate	215	—	215	309	—	309	(30.4)%
	136.9%		136.9%	153.0%		153.0%
Total gross profit	$372,228	$—	$372,228	$427,912	$1,992	$429,904	(13.4)%
	40.6%		40.6%	42.1%		42.2%

EBITDA (non-GAAP)
Segment Contribution Margin (non-GAAP) (a)
Consumer Floral & Gifts	$20,037	$1,108	$21,145	$26,531	$—	$26,531	(20.3)%
BloomNet	12,099	248	12,347	14,301	—	14,301	(13.7)%
Gourmet Foods & Gift Baskets	90,113	1,813	91,926	95,024	5,079	100,103	(8.2)%
Segment Contribution Margin Subtotal	122,249	3,169	125,418	135,856	5,079	140,935	(11.0)%
Corporate (b)	(71,966)	2,910	(69,056)	(64,592)	3,008	(61,584)	(12.1)%
EBITDA (non-GAAP)	50,283	6,079	56,362	71,264	8,087	79,351	(29.0)%
Add: Stock-based compensation	4,607	—	4,607	6,108	—	6,108	(24.6)%
Add: Compensation charge related to NQDC Plan investment appreciation	4,202	—	4,202	2,873	—	2,873	46.3%
Adjusted EBITDA (non-GAAP)	$59,092	$6,079	$65,171	$80,245	$8,087	$88,332	(26.2)%
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1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
(in thousands, except for per share data)
(unaudited)

Reconciliation of net income to adjusted net income (non-GAAP):

	Three Months Ended		Six Months Ended
	December 28, 2025	December 29, 2024	December 28, 2025	December 29, 2024

Net income	$70,553	$64,348	$17,596	$30,158
Adjustments to reconcile net income to adjusted net income (non-GAAP)
Add: System implementation costs	—	6,307	—	8,087
Add: Restructuring cost/ Severance	6,079	—	6,079	—
Deduct: Income tax effect on adjustments	29	(1,475)	29	(2,002)
Adjusted net income (non-GAAP)	$76,661	$69,180	$23,704	$36,243

Basic and diluted net income per common share
Basic	$1.11	$1.01	$0.28	$0.47
Diluted	$1.10	$1.00	$0.28	$0.47

Basic and diluted adjusted net income per common share (non-GAAP)
Basic	$1.20	$1.08	$0.37	$0.57
Diluted	$1.20	$1.08	$0.37	$0.56

Weighted average shares used in the calculation of basic and diluted net income and adjusted net income per common share
Basic	63,816	63,836	63,723	64,017
Diluted	63,965	64,306	63,913	64,501
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1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
(in thousands)
(unaudited)

Reconciliation of net income to adjusted EBITDA (non-GAAP):

	Three Months Ended		Six Months Ended
	December 28, 2025	December 29, 2024	December 28, 2025	December 29, 2024

Net income	$70,553	$64,348	$17,596	$30,158
Add: Interest expense and other, net	4,215	3,232	6,178	4,825
Add: Depreciation and amortization	13,569	14,130	26,471	27,168
Add: Income tax (benefit) expense	(443)	23,497	38	9,113
EBITDA	87,894	105,207	50,283	71,264
Add: Stock-based compensation	2,295	3,629	4,607	6,108
Add: Compensation charge related to NQDC Plan investment appreciation	1,850	1,135	4,202	2,873
Add: System implementation costs	—	6,307	—	8,087
Add: Restructuring cost/Severance	6,079	—	6,079	—
Adjusted EBITDA	$98,118	$116,278	$65,171	$88,332

(a) Segment performance is measured based on segment contribution margin or segment Adjusted EBITDA, reflecting only the direct controllable revenue and operating expenses of the segments, both of which are non-GAAP measurements. As such, management’s measure of profitability for these segments does not include the effect of corporate overhead, described above, depreciation and amortization, other income (net), and other items that we do not consider indicative of our core operating performance.

(b) Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive, and stock-based compensation, as well as changes in the fair value of the Company's NQDC Plan. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions are included within corporate expenses as they are not directly allocable to a specific segment.

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1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
(in thousands)
(unaudited)

Reconciliation of net cash provided by operating activities to free cash flow (non-GAAP):	Six Months Ended
	December 28, 2025	December 29, 2024

Net cash provided by operating activities	$170,909	$151,307
Capital expenditures	(14,290)	(23,023)
Free cash flow	$156,619	$128,284

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